EXHIBIT 10.1

AMENDMENT TO THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT TO THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of March 24, 2014, between CALVIN KLEIN, INC., a New York corporation (“CKI”, together with its affiliates, including, without limitation, its parent corporation, PVH Corp. (the “Company”; the Company shall refer to CKI or PVH Corp. (“PVH”) or PVH and its affiliates and subsidiaries, including CKI, collectively, as the context may require), and PAUL THOMAS MURRY (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive have previously entered into that Third Amended and Restated Employment Agreement with the Executive, dated as of July 1, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Employment Agreement to, among other things, modify the date upon which the Executive will transition to the position of Executive Chairman of CKI (as defined below).

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2. Amendment of Section 1(b). Section 1(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(b)  Employment Period.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof for a period commencing on the Effective Date and ending on February 1, 2015 (the “Term”), subject to earlier termination in accordance with the provisions of Section 3. The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)). The period commencing on the Effective Date and ending on the first to occur of the end of the Term or the effective date of the termination of the Executive’s employment is hereinafter referred to as the “Employment Period.”

3. Amendment of Section 1(c)(i). Section 1(c)(i) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(i)  During the period commencing on the Effective Date and ending on June 30, 2014 (the “Initial Period”), (A) the Executive shall serve as Chief Executive Officer of CKI, with such duties and responsibilities as shall from time to time be assigned to him and as are consistent and commensurate with his title and position, (B) the Executive’s services shall be performed at the Company’s headquarters in New York, New York or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business, and (C) the Executive shall serve on the Company’s Operating Committee; provided, however, that the Company may disband the Operating Committee at any time prior to a Change in Control (as hereinafter defined).

4. Amendment of Section 1(c)(iii). Section 1(c)(iii) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(iii)  In addition to the duties and responsibilities outlined in Sections 1(c)(i) and 1(c)(ii) above, it is acknowledged and agreed that during the Initial Period, the Executive is expected to train a successor Chief Executive Officer of CKI and to fully transition his responsibilities to such person effective July 1, 2014 (the “Transition Date”). Prior to the Transition Date, the Executive shall report regularly to the principal executive officer of PVH (“PVH’s CEO”)on the progress of the development of the Executive’s successor and provide for appropriate interactions between the successor and PVH’s CEO. On the Transition Date, the Executive shall transition to the role of “Executive Chairman of CKI” and shall no longer hold the title of “Chief Executive Officer of CKI.” As Executive Chairman of CKI, the Executive shall be involved in establishing the overall strategy of CKI but shall no longer be responsible for day-to-day operations of CKI. The Executive shall also serve as an advisor to his successor to the role of Chief Executive Officer of CKI. Following the Transition Date, the Executive’s working hours shall be reduced to 50% of his working hours prior to the Transition Date (although the Executive’s responsibilities may from time to time require that the Executive’s working hours be adjusted by plus or minus 10%) or approximately two to three days per business week; provided, however, that in no event will the Executive work less than 1,000 hours per year. For the avoidance of doubt, it is the intent of the parties that the Executive’s transition to the role of Executive Chairman of CKI shall not constitute a “separation from service” (within the meaning of Section 409A (as defined below)). Following the Transition Date, (A) the Executive’s services shall be performed at the Company’s headquarters in New York, New York or such other location as may be mutually agreed between the Company and the Executive, except for travel, and visits to Company offices and facilities worldwide, reasonably required to attend to the Company’s business, and (B) the Executive may regulate his working hours as he reasonably determines so long as he continues to satisfy his responsibilities pursuant to this Agreement.

5. Amendment of Section 2(a). Section 2(a) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(a)  Base Salary. During the Employment Period and prior to the Transition Date, the Company shall pay the Executive a salary at the annual rate of $1,000,000 (“Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time. From and after the Transition Date, the Base Salary shall be reduced by 50%. The term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect.

6. Amendment of Section 3(b). The introductory paragraph of Section 3(b) of the Employment Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof.

(b)  Termination without Cause by the Company or for Good Reason by the Executive Prior to a Change in Control. The Company may also terminate the Executive’s employment with the Company at any time without Cause, and the Executive may terminate his employment with the Company at any time for Good Reason (as defined in Section 3(f)(i)(B)). For the avoidance of doubt, the expiration of the Term shall be deemed to be a retirement and shall not constitute a termination without Cause by the Company or constitute the basis for the Executive to terminate his employment for Good Reason.

7. Mutuality of Amendment.  The Executive acknowledges and agrees that this Amendment is being entered into by mutual agreement of the Executive and the Company and that none of the changes made to the Employment Agreement pursuant to this Amendment, either individually or collectively, including, without limitation, the changes to the definitions of “Term,” “Initial Period” and “Transition Date,” shall give the Executive the right to terminate his employment for Good Reason.

8. Continued Effectiveness of the Employment Agreement.  The Employment Agreement is and shall continue to be in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties which have been executed prior to the date hereof and referring to the Employment Agreement shall mean the Employment Agreement, as amended by this Amendment.

9. Miscellaneous.

(a)           This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

(b)           This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first set forth above.

CALVIN KLEIN, INC.

By:     /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

    /s/ Paul Thomas Murry
Paul Thomas Murry